CONTACT: Dan A. Chila, EVP & CFO
                                                Sun Bancorp, Inc.
                                                856-691-7700

                                                Cathleen Kiernan or
                                                Liz Galantino
                                                Smith O'Keefe and Associates
                                                609-653-0400


                 SUN BANCORP - THREE STEPS FORWARD, ONE STEP ...
                             A THIRD QUARTER REPORT

Vineland, N. J., October 9, 2001 Sun Bancorp Inc. (Nasdaq:SNBC) - "We continue to be pleased with the tremendous effort undertaken by all employees to reshape this institution and to raise the level of performance," commented Thomas A. Bracken, President and CEO. "We are laying the foundation for long term growth and ensuring we have in place an infrastructure, balance sheet and organization capable of supporting this effort over the long term. The pace and the scope of our transformation accelerated in the third quarter. We continue to identify and address obstacles, which are outlined below, and the corrective actions taken are the direct result of the successful implementation of all of our initiatives. Our original goals are intact, our resolve to achieve premier community bank status has not diminished, and our optimism for the future remains strong."

As a result of the continuing transition of Sun Bancorp, the Company is reporting the following actions: (1) After-tax charges of $1.8 million or $.17 per share due to additional loan loss provision and other various charges resulting in a ($400 thousand) loss for the third quarter; (2) An increase in non-performing loans from $4.2 million as of June 30, 2001 to $14.6 million as of September 30, 2001; (3) Entered into an agreement to sell a Community Banking Center with ongoing negotiations to sell several other Centers; (4) Identification of additional branches to consolidate or close; (5) Recruiting a Chief Operations and Information executive and Risk Management Officer as well as expanding key positions in Business and Commercial Banking and Credit Administration; (6) Evaluating proposals in response to RFPs for core system, item processing and telephone & communications; (7) Established regional Banking Group headquarters with leadership teams in place from Commercial, Business and Community Banking; (8) Awaiting regulatory approval from the Delaware Banking Commissioner to acquire a Building & Loan Association in Delaware, to include the opening of a Community Banking Center and the subsequent merging of Sun National Bank, Delaware into Sun National Bank; (9) Expanded our engagement with Alex Sheshunoff Management Services, L.P., to include a Process & Profit Improvement program expected to be completed by year-end.

The Company expects to report net income of approximately $1.4 million or $.14 per share for the third quarter 2001, excluding after-tax charges of approximately $1.8 million or $.17 per share due to additional loan loss provision and other various charges. Including these charges, the


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Company is expected to report a loss of ($400  thousand) or ($.03) per share for the three months ended September 30, 2001.

As with most of our peer banks, the Company continued to experience compression in net interest margin during the quarter as a result of the Federal Reserve rate cuts further compounded by the slowdown in the economy and the near recession we are experiencing. The Company believes that it will likely continue to experience net interest margin pressure over the next several quarters. The net interest margin declined quarter-to- quarter by approximately 10 basis points. The margin is impacted by the continued calls and pre-payments in the investment portfolio and the lower reinvestment yields on these funds. Average loans were relatively flat quarter-to-quarter and have also been impacted by accelerated pre-payments. However, loan demand remains strong. Average deposits grew 7% as a result of an advertising and marketing campaign promoting our Relationship Banking strategy, which was launched in May 2001. During the quarter, FHLB borrowings decreased $126 million from $175 million at June 30, 2001 to $49 million at September 30, 2001.

Non-performing loans at September 30, 2001 were approximately $14.6 million compared to $4.2 million at June 30, 2001. The Company continues to reinforce its ongoing loan portfolio management as the enhanced credit review process implemented in the second quarter effectively addresses the current risk profile of the portfolio. The Company recorded a $2.6 million loan loss provision offset by net charge-offs of $1.8 million for the quarter ended September 30, 2001. The reserve for loan losses at September 30, 2001 was approximately $14.9 million, or 1.40% of loans. This compares to a loan loss reserve of $14.1 million at June 30, 2001, or 1.31% of loans. Non-performing assets to total loans and other real estate approximates 1.45% at September 30, 2001 compared to .45% at June 30, 2001.

"Normally when you see a substantial increase in a bank's loan loss reserve and non-performing loans, it is cause for concern and we understand that in the traditional sense. However, for us this is a validation that the enhancements to the credit review process and more aggressive approach to our troubled credits put in place in the second quarter are working. The increase in non- performing loans results primarily from the further deterioration of three previously identified credits. We have strengthened our process of checks and balances between lending and credit management, and we have experienced professionals working on troubled or problem relationships. We believe we have identified those customers which will need special attention," commented Bracken.

The Company incurred pre-tax charges of approximately $600 thousand in the third quarter resulting from the ongoing costs of management initiatives commenced in the second quarter, representing certain consulting and professional fees. These costs will continue through the next quarter. "We continue to invest in the future of the bank," stressed Bracken.

Sun National Bank's branch network consists of 73 Community Banking Centers - 65 Centers in 13 counties in New Jersey, with 7 Centers in New Castle County, Delaware and 1 Center in Philadelphia. Sun recently signed an agreement to sell one of its branches, is in negotiations on several additional branches, and has identified several other branches for consolidation or sale over the next several months. These actions are the results of the Bank's ongoing evaluation of its existing market coverage and delivery network.

Sun continues to rethink the manner in which the Bank can best meet the needs of its marketplace. The Bank will be undergoing a metamorphosis by both contracting and expanding its entire delivery apparatus over the next several years with the emphasis on future investments. Sun's goal is to improve the effectiveness and efficiency of its retail banking system.

Sun continues to invest in people. Over the past six months, the Bank has added approximately 40 new positions with an emphasis on building a formidable business banking team to meet the needs of the small business market. Sun believes the small business market offers the Bank enormous opportunities. Sun has expanded its capabilities within Credit Administration and its Commercial Banking Division. In addition, Sun is in the process of recruiting two senior executives, a Risk Management Officer and an executive level Chief Operations and Information Officer. The response to this search has been overwhelming and management believes both these positions will be filled by the end of the year.

Management is presently evaluating responses to RFPs for the Bank's core system, items processing, and telephone and communications systems. These decisions will result in establishing qualitative service contracts with strategic partners, which will enable this Bank to dramatically improve the level of service provided to its customers. A decision on establishing a timetable for branch automation, both teller and platform, will also be part of this process.

The establishment of Sun's three major lines of business - Commercial, Business and Community has been completed. All three are beginning to implement their business plans. With the advent of its regional Banking Group concept, Sun now has leadership across the three businesses in each of its defined geographic regions. These leaders are working together to leverage the resources within their respective business divisions, as well as coming together to comprehensively develop business across their marketplace. Regional Banking Group headquarters have been established in existing facilities.

Sun expects regulatory approval from the state of Delaware to purchase the Delaware City Building & Loan Association, one of only three remaining in the state. The opening of this new branch in Delaware City is a testament to Sun's ongoing commitment to provide community- banking services to disenfranchised consumers in its market. This transaction, awaiting further regulatory approval, will also allow Sun to consolidate Sun National Bank, Delaware into Sun National Bank, creating a one-bank holding company which will further allow Sun to capitalize on efficiencies and cost savings, another step in its evolution.

As noted last quarter, the Bank engaged Alex Sheshunoff Management Services, L.P., to undertake technology and risk reviews, which have been completed. The Bank has moved on to another phase of their engagement, which includes the RFP activity noted above as well as the recruitment of the two senior level risk and technology positions. In addition, Sun has embarked on a system-wide Process & Profit Improvement program, which will continue through the next quarter. This effort involves over 50 Sun National Bank employees working in tandem with a team of Sheshnuoff professionals. All participants are committed to streamlining Sun's operations, branch process and procedures, and to capitalizing on the introduction of expanded technological capabilities. This group is also evaluating opportunities to increase the Bank's non- interest income. Sun expects to see results from this multi-faceted effort, fully funded in 2001, beginning in the 4th quarter and increasing in 2002.

"We have continued to progress during the year despite several challenges. We have charted our course, enlisted all employees in the organization, and are fervent in our belief that Sun National Bank is better positioned today to withstand any future surprises. We are creating a platform which will allow us to capitalize on the investment we are making and the tremendous opportunities existing in our marketplace," concluded Bracken.

Sun Bancorp, Inc. is a multi-bank holding company located in Vineland, New Jersey. Its primary subsidiaries, Sun National Bank and Sun National Bank, Delaware, serve customers through 73 Community Banking Centers located in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol "SNBC." The deposits of the Banks are insured up to the legal maximum by the Federal Deposit Insurance Corporation.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.